EXHIBIT 23


                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors and Stockholders
Carter-Wallace, Inc.

We consent to incorporation by reference in the registration statement (No. 333-00499) on Form S-8 of Carter-Wallace, Inc. of our report dated May 27, 1998, relating to the consolidated balance sheets of Carter-Wallace, Inc. and subsidiaries as of March 31, 1998 and 1997, and the related consolidated statements of earnings and retained earnings and cash flows for each of the years in the three-year period ended March 31, 1998, and related financial statement schedule which report appears in the March 31, 1998 Annual Report on Form 10-K of Carter-Wallace, Inc.





                                                   KPMG PEAT MARWICK LLP



New York, New York
June 17, 1998